EXHIBIT 10.26

SERVICES CONTRACT

THIS AGREEMENT is made effective on March 1st, 2007, for a period of one year, by and between Heron Lake BioEnergy, LLC (hereinafter “HLBE”), and Gerber & Haugen, P.L.L.P.  (hereinafter “Contractor”).

NOW, THEREFORE, FOR AND IN CONSIDERATION of the mutual promises and agreements contained herein, HLBE hires Contractor, and Contractor agrees to work for HLBE under the terms and conditions hereby agreed upon by the parties:

SECTION 1 – WORK TO BE PERFORMED

1.1                               Scope of Work.  Contractor shall provide HLBE with the services of a Chief Financial Officer and related Certified Public Accountant and consulting services for HLBE as outlined in Gerber & Haugen, P.L.L.P.’s letter proposal to Mr. Robert J. Ferguson dated January 26, 2007, a copy of which is attached hereto as Exhibit A and incorporated herein by reference.  As of the effective date of this Agreement, and subject to the terms and conditions of this Agreement, James A. Gerber shall be and hereby is, and shall serve as, the Chief Financial Officer of HLBE, and shall perform such duties as are customary for the Chief Financial Officer of a public company similar to HLBE, and such other duties as may be assigned by the Board of Governors of Employee.  Collectively, the foregoing scope of work and services referred to herein as the “Services.”

1.2                               Responsibility of Contractor.  Contractor shall perform the Services as an independent contractor in accordance with its own methods, subject to the terms of this Agreement and applicable laws and regulations, including Federal and State Securities laws applicable to the Chief Financial Officer position of HLBE being assumed by Contractor.  Contractor acknowledges that HLBE will be registering under Section 12(g) of the 1934 Exchange Act within ninety (90) days and will be a public reporting company under such 34’ Act upon the effectiveness of such registration.  Contractor’s liability arising out of or in connection with the Services shall be limited to claims, causes of actions, or damages caused by or relating to (1) Contractor’s failure to perform said Services in accordance with normal professional standards for performing services of a similar nature, and (2) replied in writing to Contractor within a reasonable time of when HLBE becomes aware of the failure.  Where HLBE’s project requires public agency approval or review related to the Services, Contractor will assist HLBE in facilitating approval or review in accordance with normal professional standards for the Services being provided hereunder.  However, Contractor does not assume responsibility for securing approval by such agency.

HLBE shall not be obligated hereunder to indemnify, save and hold harmless Contractor, its officers, employees or agents against any damage, liability, loss, cost or claim which arises out of or in connection with the intentional wrongful acts of, or the active negligence of, Contractor, or its officers, employees or agents.

1.3                               Duties.  Contractor agrees to perform the Services for HLBE on the terms and conditions set forth in this Agreement, and in accordance with Exhibit A.

SECTION 2 – COMPENSATION

2.1                               Compensation.  HLBE will pay Contractor for the Services in accordance with Exhibit A.  Invoicing of and payment for the Services will be made on a monthly basis.  Invoices shall be due and payable within ten (10) days of receipt.

See Exhibit A

2.2                               Withholding.  Contractor is an Independent Contractor and shall be responsible for his own income taxes and other employment taxes.

SECTION 3 – INDEPENDENT CONTRACTOR STATUS

Contractor acknowledges that he is an independent contractor and is not an agent, partner, joint venturer nor employee of HLBE.  Contractor shall have no authority to bind or otherwise obligate HLBE in any manner nor shall Contractor represent to anyone that it has a right to do so, provided that James A. Gerber shall have authority to act as HLBE’s Chief Financial Officer in accordance with this Agreement and Board authorization granted pursuant thereto.

SECTION 4 – BOARD POLICY PROVISION

Notwithstanding the Services provided hereunder, the property, funds, affairs, and business of HLBE shall continue to be managed by and under the direction of the Board of Governors of HLBE.  With respect to all matters of administrative, corporate governance and fiscal policy of HLBE, as distinguished from the day-to-day activities associated with the Services provided hereunder, Contractor shall be guided by and adhere to any and all policies and directives established by the Board of Governors of HLBE in performing the Services outlined herein.

SECTION 5 – ASSIGNMENT AND SUBCONTRACTING

This Agreement shall not be assigned by either party without the prior written approval of the other.  Except for Services provided by James A. Gerber as Chief Financial Officer of HLBE, Contractor may subcontract portions of the services to a qualified subcontractor with prior approval of HLBE.  Contractor agrees that HLBE will incur no duplication of costs as a result of any such subcontract.

SECTION 6 – REPRESENTATIONS OF WARRANTIES OF CONTRACTOR

Contractor, and James A. Gerber as Chief Financial Officer, shall discharge the duties and perform the Services hereunder in good faith, in a manner Contractor and Gerber reasonably believes to be in the best interests of HLBE, and in accordance with normal and customary professional standards for such Services and CFO position with the care an ordinarily prudent person in a like position would exercise under similar circumstances.

SECTION 7 – INSURANCE

Contractor will maintain at its own cost and expense professional errors and omissions insurance and such public liability and other insurance as may protect and indemnify HLBE and its governors, officers, agents, and employees from claims, causes of action, damages, or liabilities, which may arise from 01’ relate to the terms and conditions of this Agreement and the performance of the Services hereunder, up to the limits specified below.

1.                                       Comprehensive General Liability on an occurrence basis:

a)                                      General aggregate - $1,000,000.00

b)                                     Products completed, operations aggregate -0-

c)                                      Personal and advertising injury - $1,000,000.00

d)                                     Each occurrence - $1,000,000.00

e)                                      Fire damage - $52,200.00

f)                                        Medical expense (anyone person) - $5,000 per person / $10,000 per occurrence.

The foregoing aggregate limits shall apply on a per project basis.

2.                                       Automobile Liability:

a)                                      Any auto coverage - $500,000.00

b)                                     Hired autos - $1,000,000.00

c)                                      Non-owned auto coverage - $1,000,000.00

3.                                       Workers’ Compensation Insurance and Employer Liability

a)                                      Each accident - $100,000.00

b)                                     Disease - policy limit - $500,000.00

c)                                      Disease - each employee - $100,000.00

4.                                       Disability Benefits - Liability (Statutory requirements)

5.                                       Professional Errors and Omissions Insurance coverage of not less than $1,000,000.00 per claim and $1,000,000.00 annual aggregate or design liability coverage of not less than $1,000,000.00

Contractor’s insurance may not cover the actions of its subcontractors and those subcontractors not covered should be required to meet stipulated insurance requirements of HLBE.

SECTION 8 – COMPLETION AND ACCEPTANCE

Upon completion of the term of this Agreement, HLBE shall promptly provide Contractor with a written listing of any Services not completed.  Any Services not listed by HLBE as incomplete in a listing delivered to Contractor within thirty (30) days of the end of the term or this Agreement shall be deemed complete.  With respect to Services listed by HLBE as incomplete, Contractor and HLBE shall agree on a schedule and payment to complete such Services and the above completed procedure shall be repeated.

SECTION 9 – CONFIDENTIAL INFORMATION

The parties agree that the information being reviewed and available to Contractor to perform the Services is the confidential and proprietary information of HLBE.

HLBE and Contractor agree to the terms and conditions set forth in Exhibit B, attached hereto, with respect to said Confidential Information, which terms and conditions are incorporated herein by reference.

SECTION 10 – AMENDMENTS

Any amendment to this Agreement shall be in writing and signed by Contractor and HLBE.  In the event that any of the provisions of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the parties shall negotiate an equitable adjustment to the provisions with a view toward affecting the purpose of this Agreement.  In the event that any of the provisions of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the parties shall negotiate an Agreement.  In such a case, the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected thereby.

SECTION 11 – TESTIMONY

Should Contractor, its directors, officers or employees be required to testify or to submit information to any judicial or administrative hearing concerning matters, this will be performed in accordance with the Cost Schedule then in effect.  Should Contractor be required by a third party to testify at such a hearing, Contractor shall notify HLBE as to the date and time of such hearing.  HLBE agrees to save and hold harmless Contractor from and against all costs incurred as a result of a judicial or administrative hearing concerning the services provided for herein.

SECTION 12 – ENTIRE AGREEMENT

In the event any services provided for herein are authorized by HLBE to be performed or caused to be performed by Contractor prior to the effective date of this Agreement, such Services shall be deemed to have been performed under this Agreement.  This Agreement, including all attachments incorporated herein by reference, constitutes the entire Agreement between the parties.  Any oral agreements, understandings, proposals, purchase orders or negotiations are intended to be integrated herein and to be superseded by the terms and conditions of this Agreement.

SECTION 13 – TERM AND TERMINATION

The term of this Agreement is one (1) year, commencing of the effective date of this Agreement and ending on March 1st, 2008.  HLBE may terminate, with or without cause, upon thirty (30) days written notice to Contractor.  Absent Contractor’s breach of this Agreement, Contractor shall be paid for Services rendered to the date of termination.  Contractor may suspend or terminate this Agreement upon thirty (30) days written notice to HLBE in the event of substantial failure by HLBE to perform in accordance with the terms of this Agreement including, but not limited to, nonpayment of amounts owing to Contractor through no fault of Contractor or an unreasonable delay caused by HLBE or its agents.

SECTION 14 – MISCELLANEOUS PROVISIONS

14.1                        The provisions of this Agreement shall be binding upon and inured to the benefit of the heirs, personal representatives, successors and assigns of the parties.

14.2                        In the event of a default under this Agreement, the defaulted party shall reimburse the non-defaulting party or parties for all costs and expenses reasonably incurred by the non-defaulting party or parties in connection with the default, including without limitation, attorney’s fees.  Additionally, in the event a suit or action is filed to enforce this Agreement or with respect to this Agreement, the prevailing party or parties shall be reimbursed by the other party for all costs and expenses incurred in connection with the suit or action, including without limitation, reasonable attorney’s fees at the trial level and on appeal.

14.3                        No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

14.4                        This Agreement shall be governed by and shall be construed in accordance with the laws of the State of Minnesota.

14.5                        This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and it supersedes all prior contemporaneous agreements, representations and understandings of the parties.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all parties.

14.6                        Renewal of contract by oral or written notice thirty (30) days prior to maturity date of existing contract.

AUTHORIZATION TO PROCEED:

HERON LAKE BIOENERGY, LL		JIM GERBER

By:	Robert J. Ferguson	By:	Gerber & Haugen PLLP
/s/ James A. Gerber
Signature /s/ Robert J. Ferguson			Signature

Title:	CEO	Title:	Partner

Date:	3/01/07	Date:	3.01.07

EXHIBIT A

GERBER & HAUGEN, P.L.L.P.

Certified Public Accountants

James A. Gerber, CPA	2330 26th Street	Steven G. Haugen, CPA
Slayton, Minnesota 56172
(507) 836-8564, Fax (507) 836-8566

January 26,2007

Heron Lake BioEnergy

Heron Lake, Minnesota

Attention:  Board of Directors

In re:  Chief Financial Officer Duties

To The Board:

This proposal is to provide Heron Lake BioEnergy with the services of a Chief Financial Officer.  It is Gerber & Haugen’s desire to provide these services under the following management:

1.                                       Gerber & Haugen would provide the services within HLBE’s facilities as an independent contractor;

2.                                       A Gerber & Haugen staff person with a four year college accounting degree would be provided full time starting approximately on April 1, 2007.  Full time at Gerber & Haugen for salaried personnel is considered to be 2,200 hours in a calendar year.

Cost for these services would be:
Salary of Employee	$40,000.00
Gerber & Haugen employer share of health insurance cost	$3,600.00
Gerber & Haugen three percent matching of retirement	$1,200.00
Employer share of Fica and Medicare	$3,060.00
Other taxes, workers compensation and overhead	$2,140.00
$50,000.00

Cost converted to hourly rate	$22.73
Hourly rate if requirements exceed 2,200 hours	$34.10

The purpose of this position is to provide a person who is interested in being a chief financial officer in the future.  It is also my conviction that I can prepare this person for the long term for your company.

3.                                       Jim Gerber, Partner in Gerber & Haugen, would be responsible for:

A.                                   Supervising the Gerber & Haugen staff person and any HLBE accounting employees (two people estimated);

B.                                     Making sure all duties as specified in HLBE’s chief financial officer job description are completed;

C.                                     Reporting directly to the General Manager and Board of Directors.

Cost for these services would be:

                Fifty dollars per hour with the following constraints:

                                Minimum for year - $50,000;

                                Maximum per year $85,000

For the Firm,

/s/ James A. Gerber
James A. Gerber

EXHIBIT B

MUTUAL CONFIDENTIALITY AGREEMENT

THIS AGREEMENT made this 1st day of March, 2007 by and between Heron Lake BioEnergy and Gerber & Haugen PLLP may hereinafter jointly be referred to as the “parties”.

Now, therefore, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.                                       Definition of Confidential Information:  For purposes of this Agreement, the parties agree that the term “Confidential Information” shall be defined as all information provided orally, in writing, electronically or as observed on visits to facilities and which relate to new or existing products, machinery, systems, processes and / or business operations, including, without limitation, data, know-how, expertise, formulae, designs, sketches, photographs, plans, drawings, samples, reports, customer lists, pricing information, specifications, research and development studies, findings, reports, memoranda, manufacturing processes and engineering, new product concepts and capabilities, inventions, marketing and business plans/strategies, and the like provided to one party by the other party.

2.                                       Exclusions:  For purposes of this Agreement, information shall not be deemed to be Confidential Information is such information:

(a)                                  was proven by the recipient to be known by the recipient prior to the disclosure by the other party as evidenced by written documents, or

(b)                                 was available to the general public at the time of the disclosure to recipient by virtue of a printed publication; or

(c)                                  at a later date becomes available to the general public by virtue of a printed publication through no fault of the recipient; or

(d)                                 was rightfully acquired by the recipient from a third party who is not in breach of a confidential relationship with any party to this Agreement with regards to such information; or

(e)                                  was independently developed by the obligated party prior or subsequent to disclosure by the other party as evidence by written documents.

3.                                       Obligations of Confidentiality:  The parties agree to limit internal dissemination of Confidential Information within its own organization to individuals whose duties justify the need to know such information, and then only provided that there is a clear understanding by such individuals of their obligation to maintain the confidentiality and trade secret status of such information and to restrict its use solely for the purpose specified herein.  Each party shall be responsible for the actions of its employees, agents, officers and subcontractors.

Should the party stated above want to discuss any confidential information with his or her customers, the party stated above agrees to have Heron Lake BioEnergy obtain a signed Confidentiality Agreement from each customer before confidential information is disclosed.

4.                                       Use of Confidential Information:  The party stated above agrees not to use the Confidential Information for the purposes of manufacture or development of a similar process for its own use or to assist another individual or company to design, manufacture or develop the process in the use or for any other company’s use.  The party stated above also agrees not to use the Confidential Information to develop or to take business, which is similar to that of the services, and products similar to that offered by Heron Lake BioEnergy.

5.                                       Survival:  The restrictions and obligations of this Agreement shall Survive any Expiration, termination or discontinuance of the use of Heron Lake BioEnergy by the party stated above, and or its clients and shall continue to bind the parties, their successors and assigns.

6.                                       Disclaimer of Other Relationships:  This Agreement does not create a relationship of agency, partnership, joint venture or license between the parties.

7.                                       Equitable Remedies:  It is recognized and agreed to by the parties hereto that irreparable damage would result from any breach of this Agreement.  Each party agrees that a party injured by a breach or a threatened breach of this Agreement shall have the remedy of a restraining order, injunction or other appropriate equitable relief to enforce this Agreement in addition to all other remedies under the law.

8.                                       Restriction of Rights:  Nothing contained in this Agreement shall be construed as granting to the Party stated above hereunder any rights, by license or otherwise, to use any Confidential Information disclosed pursuant to this Agreement without written approval of Heron Lake BioEnergy.

9.                                       Waiver:  The waiver by either party of a breach of any provision of this Agreement shall not constitute or be construed as a waiver of any future breach of any provision(s) in the Agreement.

10.                                 Governing Law:  This Agreement shall be governed by a construed in the Accordance with the laws of the State of Minnesota, USA and jurisdiction and venue with respect to any suit in connection with this Agreement shall reside in the courts of State of Minnesota USA.

11.                                 Complete Agreement: Written Modification Only:  This Agreement, together with any attachments, constitute the entire agreement between Heron Lake BioEnergy and the Party stated above concerning this subject matter, and supersedes all previous prior communications, statements, representations and understandings, whether oral or written.  Modifications or amendments of any kind in conjunction with this Agreement must be in writing, and signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

	Printed Name:	Gerber & Haugen PLLP
James A. Gerber
/s/ Robert J. Ferguson	Signature:	/s/ James A. Gerber

Dated: 3/1/07	Dated:	3.01.07

President – Board of Governors	Title:	Partner

Heron Lake BioEnergy, LLC	Mailing Address:	2330 26th St
Slayton, MN 561272
91246 390th Avenue P.O. Box 198

Heron Lake, MN 56137